UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
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Date of Report (Date of earliest event reported):  August 16, 2016
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COGENTIX MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-20970	13-3430173
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5420 Feltl Road Minnetonka, Minnesota	55343
(Address of principal executive offices)	(Zip Code)

(952) 426-6140
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management.

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 16, 2016, our Compensation Committee approved an increase to the base salary for each of the company’s named executive officers listed below.  Effective August 22, 2016, the named executive officers will receive the following annual base salaries in the listed positions:

Name and Position	Base Salary Effective August 22, 2016

Darin Hammers	$425,000
(President and Chief Executive Officer)

Brett Reynolds	$300,000
(Senior Vice President, Chief Financial Officer and Secretary)

In conjunction with his employment agreement, Mr. Hammers is entitled to participate in the annual cash incentive program established by the Board of Directors of the company, which includes a provision allowing Mr. Hammers to achieve a bonus equal to 60% of his base salary for a fiscal year if his performance is achieved at the target performance, subject to certain adjustment.  On August 16, 2016, our Compensation Committee determined Mr. Hammers’ bonus will now be targeted at 65% of his base salary.

In conjunction with his employment agreement, Mr. Reynolds is entitled to participate in the annual cash incentive program established by the Board of Directors of the company, which includes a provision allowing Mr. Reynolds to achieve a bonus equal to 40% of his base salary for a fiscal year if his performance is achieved at the target performance, subject to certain adjustment.  On August 16, 2016, our Compensation Committee determined Mr. Reynolds’ bonus will now be targeted at 45% of his base salary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 18, 2016	COGENTIX MEDICAL, INC.

	By:	/s/ Brett Reynolds
	Name:	Brett Reynolds
	Title:	Senior Vice President and Chief Financial Officer